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                                                                                                    Exhibit 12(a)
                                                                                                    6/16/95
                             GEORGIA POWER COMPANY
           Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1994
                    and the twelve months ended May 31, 1995

                                                                                                          Twelve
                                                                                                          Months
                                                                                                          Ended
                                                            Year ended December 31,                       May 31,
                                          1990         1991         1992         1993         1994         1995
                                      -----------------------------------------Thousands   of  Dollars--------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges  $  772,164   $1,009,019   $1,004,886   $1,034,795   $  927,336   $  981,691
      Federal and state income taxes      99,476      315,507      165,667      266,771      360,380      388,641
      Deferred  income taxes, net         89,075       52,941      194,748      168,372       34,130       49,619
      Deferred  investment  tax credits      (52)      (9,524)      (5,704)     (18,274)        (489)        (489)
      AFUDC - Debt funds                   9,559       10,584        8,459        8,294       11,613       12,517
                                      ----------   ----------   ----------   ----------   ----------   ----------
         Earnings as defined          $  970,222   $1,378,527   $1,368,056   $1,459,958   $1,332,970   $1,431,979
                                      ----------   ----------   ----------   ----------   ----------   ----------



FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt       $  483,975   $  462,415   $  404,854   $  345,552   $  308,611   $  290,969
   Interest on interim  obligations        8,512        4,906        9,694       15,530       17,529       20,856
   Amort of debt disc, premium and
     expense, net                          5,644        5,784        7,891       14,087       15,776       15,949
   Other interest  charges                 9,404        9,941       12,426       47,393       23,483       21,514
                                      ----------   ----------   ----------   ----------   ----------   ----------
         Fixed charges as defined     $  507,535   $  483,046   $  434,865   $  422,562   $  365,399   $  349,288
                                      ----------   ----------   ----------   ----------   ----------   ----------


RATIO OF EARNINGS TO FIXED CHARGES          1.91         2.85         3.15         3.46         3.65         4.10
                                            ----         ----         ----         ----         ----         ----

Note:  The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of
       Southern Electric Generating Company.


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